Exhibit 10.52

LETTER AGREEMENT

CONSTITUTING

AMENDMENT NO. 1 TO EXECUTIVE BENEFITS AGREEMENT

November [•], 2010

Dear                 :

Reference is hereby made to that certain Executive Benefits Agreement, dated with an effective date as of February 1, 2008 (the “EBA” or the “Agreement”), by and between AirTran Holdings, Inc. (“AirTran” or the “Company”) and                     (“you,” “your,” or “Executive”). Terms used but not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the meanings provided thereto in the Agreement.

In connection with clarification of the intent of the Company with respect to the provision of certain benefits to you under the EBA and to provide certain benefits to persons party to an EBA if you or such person would not be a Retirement Benefit Eligible Executive upon a Change of Control, you and the Company agree that the EBA shall be amended as follows:

Section 1. Amendments.

(a) The definition of Retirement Benefit Eligible Executive in Section 1.13 of the Agreement is deleted in its entirety and replaced with the following definition:

“Retirement Benefit Eligible Executive means (i) an Executive who shall have attained at least age 55 and shall have completed at least five (5) years of continuous service as an officer with the Company or an Affiliated Company immediately prior to such Executive’s Normal Retirement Date, or (ii) in connection with any Change of Control, the Executive party to this Agreement without regard to such Executive’s age or length of service, provided the Executive is employed by the Company immediately prior to the Change of Control.”

(b) Section 8 of the Agreement is deleted in its entirety and replaced with the language set forth below such that Section 8 of the Agreement in its entirety is as follows:

“Retirement Healthcare Benefits. Except in the event Executive is Terminated for Just and Substantial Cause under Section 13 and subject, in the case of a Change

November [—], 2010

of Control, to Section 16.3.4, if Executive is a Retirement Benefit Eligible Executive, then Executive and/or his spouse, on or after Executive’s Normal Retirement Date or immediately upon any Termination under Sections 11, 12, 13, 14, 15,16 and/or 17 hereunder, shall be entitled to participate in such post-retirement health and welfare benefits (including but not limited to medical and dental benefits) of the Company that it makes available to other retired officers, provided such benefits are in effect for other retired officers immediately following Executive’s Termination and the provision of such benefits to Executive and/or his spouse shall continue uninterrupted thereafter except as otherwise provided in Section 16.3.4 and only to the extent the Company or an Acquiror (as defined below) continues such plan. If the Company experiences a Change of Control, the Retirement Benefit Eligible Executive and/or his spouse shall be entitled to participate in the medical and dental benefits that the Acquiror makes available to eligible retirees at the equivalent cost applicable to the Executive as further provided in Section 16.3.4.”

(c) Section 10.2 of the Agreement is deleted in its entirety and replaced with the language set forth below such that Section 10.2 in its entirety is as follows:

“Air Travel. Except as otherwise provided herein, the Company shall provide, (a) in accordance with the Company’s pass policy then in place for officers who are actively employed on a full-time basis by the Company, or (b) following a Change of Control, without regard to the pass policy of the Company or any successor thereto, on any route maintained, from time to time, by the Company or any successor thereto air transportation for Executive (for his lifetime), Executive’s spouse or partner (for his or her lifetime), and Dependents and Immediate Family Members (for Executive’s lifetime). Such air transportation shall be without cost or charge to Executive, Executive’s spouse or partner, or Dependents and Immediate Family except that such persons shall remain liable for any income taxes due on the benefits provided, and the Company may issue an appropriate tax reporting form reflecting the value of the benefits received. For purposes of this Agreement, “Dependents and Immediate Family Members” shall mean each child or step-child of Executive or of Executive’s spouse or partner, in each case, who is under 21 years of age and any custodial child under legal guardianship of Executive or Executive’s spouse or partner which guardianship has been approved by a court where such custodial child is receiving at least 50% of his or her support from Executive or Executive’s spouse or partner, under the age of 21. All references in this Agreement to “dependents” or “family members” shall mean “Dependents and Immediate Family Members” as defined.”

November [—], 2010

(d) Section 16.3.4 of the Agreement is deleted in its entirety and replaced with the language set forth below such that Section 16.3.4 of the Agreement in its entirety is as follows:

“Health and Welfare Benefits. After a Change of Control, Executive and such Executive’s spouse and dependents (as defined in Code Section 152) (collectively, a “Covered Person”) shall be eligible to participate in the health and welfare benefits (including but not limited to medical and dental benefits) provided by the Company after such Change of Control; provided that, if such health and welfare benefits provided by the Company are terminated after such Change of Control, then the Covered Persons shall be eligible to participate in (i) if Executive is an employee of the Acquiror the benefits the Acquiror provides to similarly situated Covered Persons and (ii) if Executive ceases to be an employee of Acquiror, then to Acquiror Retiree Benefits. For purposes of this Section, the term “Acquiror” shall mean the Person (including an Affiliate thereof) acquiring the Company or all or substantially all of the assets of the Company including any controlled or controlling Affiliate thereof. “Acquiror Retiree Benefits” shall mean the health and welfare benefits that the Acquiror makes available, from time to time, to eligible retirees of Acquiror, including officers of the Company who become officers of the Acquiror as a result of the Change of Control, whether such benefits are provided directly through the Acquiror or through one or more controlled or controlling Affiliates of the Acquiror pursuant to one or more plans of such persons subject to the remaining provisions of this Section. Prior to age 65, the costs of Acquiror Retiree Benefits payable with respect to Covered Persons hereunder shall be paid by the Executive in an amount not to exceed the costs of Acquiror health and welfare benefits generally paid by the then-current officers of the Acquiror (evaluating such Acquiror on a consolidated basis for purposes of ascertaining the amount of costs paid). Upon the Executive reaching age 65, all Acquiror Retiree Benefits under this Section (including all health and welfare benefits available to any Covered Person) shall terminate if such Acquiror Retiree Benefits terminate for all of the then-retired officers of the Acquiror. At any time before or after age 65, if Executive becomes eligible for customary coverage through another employer’s group health coverage, the coverage provided under this Section 16.3.4 shall be terminated, provided, however, that if, subsequent to such termination of coverage, Executive experiences a termination of employment with an employer and such termination of employment results in the loss of group health coverage, including a qualifying event under the Consolidated Omnibus Reconciliation Act of 1986, as amended (COBRA), Executive, upon written to notice to Acquiror of such loss of coverage shall begin receiving Acquiror Retiree Benefits for himself and for any other Covered Person as are permitted under the plan or plans pursuant to which Acquiror Retiree Benefits will be provided (for example, Executive Only, Executive plus spouse, Executive plus family). Notwithstanding

November [—], 2010

anything herein to the contrary, in no event shall the Company or the Acquiror be liable to the Executive for, or with respect to, any taxes, penalties, or interest which may be imposed upon the Employee for participation in the health and welfare benefits or the Acquiror Retiree Benefits described in this Agreement.”

(e) Section 16.3.5 of the Agreement is deleted in its entirety and replaced with the language set forth below, such that Section 16.3.5 of the Agreement in its entirety is as follows:

“Air Travel Benefits. Air travel benefits for Executive, Executive’s spouse or partner, or Dependents and Immediate Family Members as required by Section 10.2.”

(f) Section 16.3.6 of the Agreement is deleted in its entirety.

(g) Section 16.3.7 of the Agreement is deleted in its entirety and replaced with the language set forth below, such that Section 16.3.7 of the Agreement in its entirety is as follows:

“Retirement Welfare Plans. In addition to the benefits required under Section 16.3.4, if Executive is a Retirement Benefits Eligible Executive, all additional benefits required under all Retirement Welfare Plans to which Executive is entitled.”

(h) A new Section 31 of the Agreement is added such that Section 31 of the Agreement in its entirety is as follows:

“PROVISION OF IN-KIND BENEFITS

The provision of in-kind benefits pursuant to Section 10.2 and Section 16.3.4 shall be provided in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). Specifically, such benefits are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year (except as otherwise provided in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)).”

Section 2. Except as provided in this Letter Agreement, the EBA shall continue to read in its current state. The provisions of the EBA as amended by this Letter Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties.

November [—], 2010

Section 3. The parties acknowledge there are no existing defaults under the Agreement. Except as specifically amended above, the Agreement, including those provisions which pursuant to Section 2.3 of the Agreement survive termination of employment, and all other documents, instruments and agreements executed and/or delivered in connection therewith remain in full force and effect and are hereby ratified and confirmed.

Section 4. Each party hereto represents and warrants that this Letter Agreement has been duly authorized, executed and delivered and represents the legal, valid and binding agreement of such party and is enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors’ rights generally.

Section 5. Any provision of this Letter Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA.

Section 7. This Letter Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile, telecopy, pdf or other reproduction of this Letter Agreement may be executed by one or more parties hereto, and an executed copy of this Letter Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Letter Agreement as well as any facsimile, telecopy, pdf or other reproduction hereof.

[SIGNATURE PAGE FOLLOWS]

November [—], 2010

Sincerely,

AIRTRAN HOLDINGS, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above.

(Signature)

(Print Name)